FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) April 27, 1996

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


        Nevada                         1-11032               71-0644350
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(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)        Identification No.)


     633 Lawrence Street      Batesville, Arkansas                    72501
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          (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code          (501) 698-2300
                                                            --------------



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ITEM 5.   OTHER EVENTS

     On June 26, 1995, PDT Image, Inc., a wholly owned subsidiary of Professional Dental Technologies, Inc. (the "Company"), filed a Petition for Declaratory Decree and Restraining Order against Source-1 Dental Image, Inc. ("SDI"), and its two principal officers. SDI and PDT Image are partners in the partnership known as Pro-Dentec Canada. PDT Image was granted a Temporary Restraining Order by the Court, and later amended its claim to include, among others matters, damages for fraud, breach of fiduciary duty and civil conspiracy. In July, 1995, SDI filed its response and a counterclaim for dissolution of the partnership. Trial was held in the Chancery Court of Independence County, Arkansas, in September, 1996.


     By letter dated February 24, 1997, the Court issued its ruling in the matter. SDI and its two principal officers were found to have breached their fiduciary duty, committed actual and constructive fraud and engaged in civil conspiracy. They were also found to be in contempt of the Temporary Restraining Order.


     The Court has ruled that the partnership agreement be rescinded, that SDI's license rights in software developed be awarded to PDT Image, and that SDI and its principals are to make restitution to PDT Image in an amount which will be determined after the final decree is signed by the Court, but which may approximate $900,000. The SDI principals are personally and individually responsible for the payment of the restitution. The Temporary Restraining Order has been made permanent.


     Company officials caution that the value of the license rights assigned to PDT Image is in question due to the existence in the market of competing software. Also, there can be no assurance that PDT Image will be able to collect any or all of the amount of the ordered restitution.

     Professional Dental Technologies, Inc. is filing herewith a copy of its press release, dated April 1, 1996, with respect to this matter.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (C) EXHIBITS

     EXHIBIT 99 -- Press Release

     See Exhibit 99 attached hereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PROFESSIONAL DENTAL TECHNOLOGIES, INC.



February 28, 1997                  /s/ Frank H. Newton, III
-------------------                -------------------------------------
     Date                          Print:  Frank H. Newton, III
                                   Title:  Chief Operating Officer